Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter 2017 Financial Results

Solid Momentum in Semiconductor Capital Equipment Market Continues

HAYWARD, Calif., October 25, 2017 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment and flat panel industries, today reported its financial results for the third quarter ended September 29, 2017.

“The semiconductor capital equipment market continued to show strength as reflected in our solid third quarter performance,” said Jim Scholhamer, President and CEO. “During this dynamic time in the industry, we are broadening our presence on customers’ platforms, increasing our business in Asia and expanding our SAM. Ongoing momentum from multiple technological advances is driving the semiconductor industry and we continue to be excited about the prospects for UCT.”

GAAP Financial Results

Total revenue for the third quarter of 2017 was $242.6 million, an increase of 6.3% compared to the second quarter of 2017 and 66.0% compared to the same period a year ago. Semiconductor revenue increased 5.7% compared to the second quarter of 2017 and 71.8% compared to the same period a year ago. Total revenue from outside the U.S. rose 11.3% sequentially and 81.6% compared to the same period a year ago. Gross margin for the third quarter of 2017 was 17.6% compared to 19.0% for the prior quarter and 16.1% for the same period a year ago. Net income for the third quarter was $19.7 million, or $0.59 and $0.57 per basic and diluted share, compared to net income of $20.2 million, or $0.60 and $0.59 per basic and diluted share in the previous quarter, and net income of $2.6 million, or $0.08 per basic and diluted share for the same period a year ago.

Net cash for the third quarter 2017 increased $9.9 million compared to the second quarter of 2017. Cash and cash equivalents were $65.9 million, an increase of $6.4 million compared to the second quarter of 2017. Outstanding debt was $57.3 million, a decrease of $3.5 million compared to the second quarter of 2017.

Non-GAAP Financial Results

Non-GAAP net income for the third quarter of 2017 was $21.3 million, or $0.62 per diluted share. Non-GAAP net income and non-GAAP net income per diluted share exclude pre-tax charges of $1.2 million for intangible assets amortization in addition to the corresponding increase in tax expense of approximately $0.4 million.

This compares to non-GAAP net income for the second quarter of 2017 of $21.3 million, or $0.62 per diluted share, and non-GAAP net income for the third quarter of 2016 of $5.7 million, or $0.17 per diluted share.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Fourth Quarter 2017 Outlook

The Company expects revenue to be between $240.0 million to $250.0 million and GAAP diluted net income per share to be in the range of $0.54 to $0.60. The Company expects non-GAAP net income per diluted share to be in the range of $0.57 to $0.63.

Conference Call

UCT will conduct a conference call today, Wednesday, October 25, 2017, beginning at 1:45 p.m. PDT.

The call-in number is (844) 826-3034 (domestic) and (412) 317-5179 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10113052 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment and flat panel industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the fourth quarter of 2017 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our fourth quarter 2017 outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2016 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Savage

UCT Senior VP Finance, CFO

510-576-4705

Annie Leschin

Investor Relations

415-775-1788

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended		Nine months ended
	September 29,	September 23,	September 29,	September 23,
	2017	2016	2017	2016

Sales	$242,610	$146,154	$675,465	$388,214
Cost of goods sold	199,914	122,663	551,903	331,132
Gross profit	42,696	23,491	123,562	57,082

Operating expenses:
Research and development	2,722	2,447	8,402	7,082
Sales and marketing	3,662	2,819	10,064	8,537
General and administrative	13,050	11,525	37,656	31,742
Total operating expenses	19,434	16,791	56,122	47,361
Income from operations	23,262	6,700	67,440	9,721
Interest and other income (expense), net	(19)	(1,336)	(2,077)	(3,263)
Income before provision for income taxes	23,243	5,364	65,363	6,458
Income tax provision	3,527	2,750	11,127	6,360
Net income	$19,716	$2,614	$54,236	$98

Net income per share:
Basic	$0.59	$0.08	$1.63	$0.00
Diluted	$0.57	$0.08	$1.59	$0.00
Shares used in computing net income per share:
Basic	33,540	32,759	33,342	32,544
Diluted	34,360	33,100	34,216	32,887

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	September 29,	December 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$65,939	$52,465
Accounts receivable, net of allowance	107,662	74,663
Inventory	165,303	103,861
Other current assets	11,460	6,461
Total current assets	350,364	237,450

Equipment and leasehold improvements, net	28,943	18,858
Goodwill	85,248	85,248
Purchased intangibles, net	33,331	37,024
Deferred tax asset, net	1,098	1,355
Other non-current assets	1,769	762
Total assets	$500,753	$380,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$15,518	$16,819
Accounts payable	130,539	71,189
Other current liabilities	24,191	13,053
Total current liabilities	170,248	101,061

Bank borrowings, net of current portion	41,810	50,931
Deferred tax liability	9,607	9,917
Other long-term liabilities	2,408	2,657
Total liabilities	224,073	164,566

Stockholders’ equity:
Common stock	182,856	178,477
Retained earnings	92,273	38,037
Accumulated other comprehensive income (loss)	1,551	(383)
Total stockholders’ equity	276,680	216,131
Total liabilities and stockholders’ equity	$500,753	$380,697

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended
	September 29,	September 23,	June 30,
	2017	2016	2017
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income on a GAAP basis	$19,716	$2,614	$20,179
Amortization of intangible assets (1)	1,231	1,438	1,231
Restructuring charges (2)	-	(105)	-
Executive transition costs (3)	-	925	-
Income tax effect of non-GAAP adjustments (4)	(159)	(574)	(163)
Income tax effect of valuation allowance (5)	524	1,391	18
Non-GAAP net income	$21,312	$5,689	$21,265

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$23,262	$6,700	$24,405
Amortization of intangible assets (1)	1,231	1,438	1,231
Restructuring charges (2)	-	(105)	-
Executive transition costs (3)	-	925	-
Non-GAAP income from operations	$24,493	$8,958	$25,636

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	9.6%	4.6%	10.7%
Amortization of intangible assets (1)	0.5%	1.0%	0.5%
Restructuring charges (2)	0.0%	(0.1%)	0.0%
Executive transition costs (3)	0.0%	0.6%	0.0%
Non-GAAP operating margin	10.1%	6.1%	11.2%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex

2	Adjustment to previous restructuring reserve related to the abandonment of one of the Company's facilities

3	Represents expense for termination benefits paid to former executives of the Company

4	Tax effect of items (1) through (3) above based on the non-gaap tax rate shown below

5	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	September 29,	September 23,	June 30,
	2017	2016	2017
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$0.57	$0.08	$0.59
Amortization of intangible assets	0.04	0.04	0.04
Restructuring charges	-	-	-
Executive transition costs	-	0.03	-
Income tax effect of non-GAAP adjustments	(0.01)	(0.02)	(0.01)
Income tax effect of valuation allowance	0.02	0.04	-
Non-GAAP net income	$0.62	$0.17	$0.62
Weighted average number of diluted shares (thousands)	34,360	33,100	34,064

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended
	September 29,	September 23,	June 30,
	2017	2016	2017
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$3,527	$2,750	$3,106
Income tax effect of non-GAAP adjustments (1)	159	574	163
Income tax effect of valuation allowance (2)	(524)	(1,391)	(18)
Non-GAAP provision for income taxes	$3,162	$1,933	$3,251

Income before income taxes on a GAAP basis	$23,243	$5,364	$23,285
Amortization of intangible assets	1,231	1,438	1,231
Restructuring charges	-	(105)	-
Executive transition costs	-	925	-
Non-GAAP income before income taxes	$24,474	$7,622	$24,516

Effective income tax rate on a GAAP basis	15.2%	51.3%	13.3%
Non-GAAP effective income tax rate	12.9%	25.4%	13.3%

1	Tax effect of items (1) through (3) above based on the non-gaap tax rate

2	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.